Exhibit 99.1

FOR IMMEDIATE RELEASE:

Friday, May 05, 2006

FOR MORE INFORMATION, CONTACT:

TransCommunity Financial Corporation

William B. Littreal - Chief Financial Officer

4235 Innslake Drive

Glen Allen, VA 23060

(804) 934-9999

TransCommunity Financial Corporation Announces First Quarter Results

FOR IMMEDIATE RELEASE (Glen Allen, Virginia) — TransCommunity Financial Corporation (OTC BB:TCYF), parent holding company for Bank of Powhatan, N.A., Bank of Goochland, N.A. and Bank of Louisa, N.A., reports net losses for the quarter ended March 31, 2006 of $123 thousand, an improvement of 73.9% from losses of $473 thousand for the same quarter in 2005. Net losses per share from continuing operations, both basic and diluted, for the quarter ended March 31, 2006, were $.03, or a 82.4% improvement, when compared to $.17 for the same quarter in 2005.

Highlights of TransCommunity’s performance for the three-month period ended March 31, 2006 as compared to the same period in 2005 include:

•	Net loss of $123 thousand, or an improvement of 73.9%

•	Net interest margin increased 50 basis points to 5.26%

•	Yield on loans, including fees, increased 92 basis points to 8.58%

•	Net interest income increased by $590 thousand, or 38.5%

Bruce B. Nolte, President and Chief Executive Officer, stated, “We are pleased to be able to report strong improvement in our financial results for the first quarter of 2006. We are focused intently on growing our existing banks, deploying the capital raised during 2005, continuing to control noninterest expenses and transitioning the Company to profitability. In the fourth quarter of 2005, management began a restructuring of TransCommunity, and we believe these changes will have a positive impact on our results of operations and will position the Company to achieve its goal of consolidated profitability.”

Segment Information

For the three months ended March 31, 2006, net income for the Community Banking segment was $517 thousand, an increase of $164 thousand, or 46.5%, from $353 thousand during the first quarter of 2005. Net interest income for the Community Banking segment increased by $461 thousand, or 29.6%, to $2.0 million in the first quarter of 2006 as compared to the first quarter of 2005.

First quarter net losses for the mortgage banking segment totaled $158 thousand, a decrease of $173 thousand from net income of $15 thousand for the same period in 2005. Commissions and fees from loan originations in the mortgage banking segment decreased by $105 thousand, or 10.7%, when compared to the same period in 2005.

Nolte commented, “Our Community Banking segment continues to outpace internal projections, demonstrating the strength of our multi-bank business model and the leadership provided by our community bank Presidents and their local Board members.” Nolte went on to say, “During the first quarter, management has also been working closely with consultants in an in depth review of the mortgage banking segment. In April, the Board of Directors approved a restructuring plan for the mortgage business line which will be implemented during the second quarter.”

Balance Sheet

At March 31, 2006, TransCommunity had total assets of $175.3 million, down from $178.1 million at December 31, 2005. At March 31, 2006, loans totaled $121.7 million, a decrease of $856 thousand since December 31, 2005. Total deposits at March 31, 2006, were $143.2 million, as compared with $146.6 million at December 31, 2005.

Nolte stated, “Each of our bank Presidents reports that loan demand remains strong in each of their respective markets. However, TransCommunity remains focused on maintaining its pricing discipline and strong asset quality, and adhering to its conservative underwriting standards.”

Forward-Looking Statements

This news release contains forward-looking statements. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. Forward-looking statements may include, but are not limited to, discussions concerning:

•	Projections of revenues, expenses, losses, losses per share, net interest margins, asset growth, loan production, deposit growth, and other performance measures

•	Expansion of operations, including de novo banks and branch openings, entrance into new markets, development of products and services

•	Discussions on the outlook of the economy, competition, regulation, taxation, company strategies, subsidiaries, investment risk and policies

Actual results or performance could differ from those implied or contemplated by forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including, among others: general business, economic and market conditions, fiscal and monetary policies, war and terrorism, natural disasters, changes in interest rates, deposit flows, loan demand and real estate values; a deterioration in credit quality and/or a reduced demand for credit, competition with other providers of financial products and services; the issuance or redemption of additional Company equity or debt; volatility in the market price of the Company’s common stock; changes in accounting principles, policies or guidelines, changes in laws or regulation; reliance on other companies for products and services; operational or systems risks; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and delivery of services. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. TransCommunity does not undertake, and specifically disclaims any obligation, to publicly update or revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, whether as the result of new information, future events or otherwise.

	Unaudited Quarter Ended March 31,
	2006	2005
	(dollars in thousand, except per share amounts)
Summary balance sheet data:
Assets	$175,292	$147,591
Investment securities	32,747	29,249
Loans, net of unearned interest	121,718	105,054
Allowance for loan losses	1,725	1,487
Deposits	143,185	128,321
Other borrowed funds	1,049	3,476
Stockholders’ equity	30,263	15,093

Summary results of operations data:
Interest and dividend income	$3,028	$2,153
Interest expense	908	623

Net interest income	2,120	1,530
Provision for loan losses	52	64

Net interest income after provision for loan losses	2,068	1,466
Noninterest income	1,118	1,163
Noninterest expense	3,309	3,022

Net loss from continuing operations	(123)	(393)
Net loss from discontinued operations	—	(80)

Net loss	$(123)	$(473)

Average balance sheet data:
Loans, net of unearned interest	$123,670	$104,608
Total assets	174,436	143,716
Total deposits	142,968	125,142
Shareholders’ equity	30,357	15,134

Per Share Data:
Net loss per share from continuing operations- basic and diluted	$(0.03)	$(0.17)
Net loss per share - basic and diluted	$(0.03)	$(0.21)
Book value	$6.61	$6.58
Weighted average number of shares outstanding	4,581,741	2,278,155

Operating ratios:
Loss on average equity from continuing operations	(1.65)%	(10.53)%
Loss on average assets from continuing operations	(0.29)%	(1.11)%
Loss on average equity	(1.65)%	(12.68)%
Loss on average assets	(0.29)%	(1.34)%
Net interest margin	5.26%	4.76%
Loan to deposit ratio:	85.01%	81.87%

Asset quality ratios:
Allowance for loan losses to nonperforming loans	548.37%	0.00%
Allowance for loan losses to total loans	1.42%	1.42%
Net charge-offs to average loans	0.05%	0.00%
Nonperforming assets to total loans	0.26%	0.00%

Capital ratios:
Average equity to average assets	17.40%	10.53%
Leverage ratio	17.21%	10.56%
Tier 1 risk-based capital ratio	20.66%	14.18%
Total risk-based capital ratio	21.85%	15.43%

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